For Immediate Release

Contact:
China Sky One Medical, Inc. Mr. Liao Xiaoqing, CFO Phone: 1335-999-3681	CCG Elite Investor Relations Inc. Mr. Crocker Coulson, President Phone: +1-646-213-1915 (New York) Email: crocker.coulson@ccgir.com Website: www.ccgelite.com

China Sky One Medical, Inc. Announces Record First
Quarter 2008 Results

HARBIN, China—May 13, 2008 -- China Sky One Medical, Inc. (OTC Bulletin Board: CSKI) (“China Sky One” or “the Company”), a China based developer, manufacturer, marketer and international distributor of pharmaceutical, medicinal and diagnostic products , today announced record financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights As compared to First Quarter 2007
(All first quarter numbers are unaudited).
▪	Total revenues increased 140% year to year to $12.4 million
▪	Gross profit increased 136% in 2008 to $9.6 million
▪	Gross margin remained stable at 77%
▪	Operating income increased 154% to $4.9 million
▪	Operating margin improved to 39% from 37% a year ago
▪	Net income increased to $3.9 million, or $0.26 per diluted share, up from $1.5 million, or $0.12 per diluted share in 2007
▪	Filed an application to list its shares on the American Stock Exchange
▪	Appointed four new independent directors
▪	Established finance, executive, compensation and corporate governance and nominating committees
▪	Entered agreement to acquire Heilongjiang Tianlong Pharmaceutical, Inc. (''Tianlong'') for $8.0 million in cash and stock
▪	Completed a private placement financing generating $25 million in gross proceeds

“We are very pleased to report a strong first quarter to start off 2008. We achieved significant growth in revenues, as we continued implementing our strategy of hiring direct territory managers and sales agents to further strengthen our distribution channels,” said Mr. Yan-Qing Liu, Chairman and CEO of China Sky One Medical, Inc. “We are continuing our research and development efforts in the areas of stem cell research and our cancer treatment drug Endothelin-1 and expect to begin clinical testing of eight biological testing kits in 2008. We also plan to market our AMI diagnostic, human urinary albumin and elisa and early pregnancy diagnostic kits in Vietnam, Indonesia, Philippines and eventually in Africa in the future.”

First Quarter 2008 Results

China Sky One’s total revenues in the first quarter were $12.4 million, an increase of 140% on year-over-year basis. This was primarily the result of strong performance associated with the Company’s continued efforts to develop its sales distribution channels. Product sales increased 174% year-over-year to $9.5 million, or 76.2% of total revenues. Contract sales increased 71% year-over-year to $2.9 million and accounted for 23.8% of revenues in the first quarter of 2008.

Gross profit in the first quarter of 2008 was $9.6 million, an increase of 136% on year-over-year basis. Gross margin was 77% of total revenues, in line with a gross margin of 78% for the first quarter of 2007.

Operating expenses in the first quarter of 2008 were $4.7 million, up 120% from $2.1 million in the first quarter of 2007. This increase was less than the increase in sales, and was primarily the result of higher selling, general and administrative expenses associated with the Company’s sales growth. Research and development expenses were $0.7 million in the first quarter, compared with $15,210 in the first quarter of 2007. Operating expenses were 37.9% of total revenues in the first quarter of 2008, improved from 41.2% in the first quarter of 2007, due to efficiencies as the Company grows in scale.

Operating income was $4.8 million, compared with $4.9 million in the first quarter of 2007. Operating margin was 39%, compared to 37% in the first quarter of 2007.

Provision for income taxes was $1.0 million in the first quarter of 2008, compared to $0.3 million in the same quarter of the previous year.

Net income for the first quarter of 2008 was $3.9 million, or $0.26 per diluted share, compared to $1.5 million, or $0.12 per diluted share, in the first quarter of 2007.

Financial Condition

As of March 31, 2008, China Sky One had $38.2 million in cash and equivalents, approximately $43.6 million in working capital, and no debt. Stockholders’ equity at March 31, 2008 was $62.0 million, a 92.3% increase over the $32.2 million recorded at December 31, 2007. The Company generated $5.2 million in net cash flow from operating activities in the first quarter of 2008, up from $0.56 million in the same quarter of 2007.

Recent Events

On April 3, 2008, The Company completed the acquisition of Heilongjiang Tianlong Pharmaceutical, Inc., an external-use drug manufacturing specialty pharmaceutical company, through which the Company obtained $8.3 million in assets, which include $0.5 million in inventory, land use rights, GMP-certified manufacturing facilities, state-of-the-art production equipment, a research and development center, a portfolio of 69 approved drugs (in 98 forms) and a pipeline of 38 new drugs, all of which have been submitted to the SFDA for approval.

On April 18, 2008, the Company consummated a share acquisition pursuant to an Equity Transfer Agreement with the shareholders of Heilongjiang Haina Pharmaceutical Inc., a recently formed corporation organized under the laws of the PRC licensed as a wholesaler of traditional Chinese medicines, bio-medicines, bio-products, medicinal devices, antibiotics and chemical medicines. Through the acquisition, the Company obtained a Good Supply Practice (GSP) license issued by the Heilongjian office of the SFDA, which will enable China Sky One Medical to expand its sales of medicinal products without having to go through a lengthy license application process.

On May 4, 2008, the Company announced the successful development of a semi-quantitative automatic inspection device for its diagnostic kits, which simplifies the diagnostic process and should stimulate faster adoption of the Company's diagnostic kits by healthcare professionals. The device has been examined by experts in the field and has been submitted to the SDFA for approval. The Company is responsible for all the research expenses and holds the patent for the device.

Business Outlook

“Thus far in 2008, we have completed two acquisitions, including one which will enhance our product portfolio and pipeline of new drugs and another which will allow us to quickly expand sales of our medicinal products. In 2008, we expect strong growth in all of our product categories, with sales of bio-chemical products and our highly successful Slim Patch making the largest contributions,” said Mr. Liu. “For the full year 2008, and as a result of our recent acquisitions, we are currently on track to increase revenues materially as compared to last year and hope to increase our gross margin to approximately 78.5%.”

Conference Call

The Company will conduct a conference call at 5:00 p.m. Eastern Time on Thursday, May 15, 2008 to discuss the first quarter 2008 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 552 - 2116. International callers should dial (706) 634 - 2457. The Conference ID for this call is 47653429. If you are unable to participate in the call at this time, a replay will be available for fourteen days starting on Thursday, May 15, 2008 at 7:00 p.m. Eastern Time. To access the replay, dial (800) 642-1687, international callers dial (706) 645-9291, conference ID 47653429.

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is engaged in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science Technology Company, Harbin First Bio- Engineering Company Limited, Heilongjiang Tianlong Pharmaceutical, Inc.,”) and Heilongjiang Haina Pharmaceutical Inc.,, the Company manufactures and distributes over-the- counter pharmaceutical products as its primary revenue source. For more information, visit http://www.skyonemedical.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Additional statements that are necessarily forward looking in nature also include, without limitation, statements relating to our research and development activities, expected revenues or sales margins, results of recent acquisitions and our ability to increase sales and expand our presence in the global market place, and risks or uncertainties relating to PRC socioeconomic issues. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. The Company cannot provide any assurance that it will be able to establish listing of its securities on any national or regional securities exchange or market system. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the inability of the company to meet listing standards of an exchange, risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners both in China and throughout the world and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

-  Financial Tables Follow -

China Sky One Medical, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months Ended March 31,

	2008	2007
	(unaudited)	(unaudited)

Revenues	$12,413,430	$5,179,116
Cost of Goods Sold	2,860,428	1,126,695
Gross Profit	9,553,002	4,052,421

Operating Expenses
Selling, general and administrative	3,956,795	2,043,776
Depreciation and amortization	76,348	83,355
Research and development	669,833	15,210
Total operating expenses	4,702,976	2,142,341

Other Income (Expense)
Other income	63,048	-
Interest expense	(1,147)	(16,494)
Total other income (expense)	61,901	(16,494)

Net Income Before Provision for Income Tax	4,911,927	1,893,586

Provision for Income Taxes
Current	1,047,016	344,265

Net Income	$3,864,911	$1,549,321

Basic Earnings Per Share	$0.28	$0.13

Basic Weighted Average Shares Outstanding	13,732,269	12,036,524

Diluted Earnings Per Share	$0.26	$0.12

Diluted Weighted Average Shares Outstanding	14,888,310	12,498,303

The Components of Other Comprehensive Income
Net Income	$3,864,911	$1,549,321
Foreign currency translation adjustment	1,620,516	258,766

Comprehensive Income	$5,485,427	$1,808,087

Comprehensive Income	$5,485,427	$1,808,087

China Sky One Medical, Inc. and Subsidiaries
Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS
Current Assets
Cash and cash equivalents	$38,237,994	$9,190,870
Accounts receivable	9,446,680	10,867,106
Other receivables	40,577	40,200
Inventories	794,730	371,672
Prepaid expenses	12,895	17,707
Total current assets	48,532,876	20,487,555

Property and equipment, net	7,110,186	6,861,432
Land deposit	9,036,409	8,003,205
Intangible assets, net	2,285,104	1,933,014

	$66,964,575	$37,285,206

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,503,762	2,845,308
Wages payable	491,035	381,482
Welfare payable	222,518	221,911
Taxes payable	1,733,135	1,567,188
Deferred revenues	18,540	24,504
Total current liabilities	4,968,990	5,040,393

Stockholders' Equity
Preferred stock ($0.001 par value, 5,000,000 shares authorized, none issued and outstanding)	-	-
Common stock ($0.001 par value, 20,000,000 shares authorized, 14,952,531 and 12,228,363 issued and outstanding, respectively)	14,953	12,228
Additional paid-in capital	33,807,551	9,572,608
Accumulated other comprehensive income	3,920,036	2,271,843
Retained earnings	24,253,045	20,388,134
Total stockholders' equity	61,995,585	32,244,813

	$66,964,575	$37,285,206

China Sky One Medical, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Three Months Ended March 31,

	2008	2007
	(unaudited)	(unaudited)
Cash flows from operating activities
Net Income	$3,864,911	$1,549,321
Adjustments to reconcile net cash provided by operating activities
Depreciation and amortization	140,009	87,579
Share-based compensation expense	10,117	10,117
Net change in assets and liabilities
Accounts receivables and other receivables	1,859,639	(1,369,449)
Inventories	(408,079)	(509,889)
Prepaid expenses	5,526	14,564
Accounts payable and accrued liabilities	(456,219)	765,133
Advances by customers	-	(67,541)
Wages payable	94,178	38,920
Welfare payable	(8,337)	13,147
Taxes payable	102,786	29,775
Deferred revenue	(6,952)	-
Net cash provided by operating activities	5,197,579	561,677

Cash flows from investing activities
Purchases of fixed assets	(42,782)	(693,667)
Land deposit	(710,656)	-
Purchase of subsidiary-Heilongjiang Haina Pharmaceutical, Inc.	(427,838)	-
Cash of subsidiary upon acquisition	82,715	-
Purchase of intangible assets	(7,139)	(66,239)
Net cash used in investing activities	(1,105,700)	(759,906)

Cash flows from financing activities
Sale of common stock for cash	25,000,000	-
Board and syndication costs	(1,512,037)	-
Proceeds from warrants conversion	739,588	-
Proceeds from short-term loan	-	5,124
Net cash provided by (used in) financing activities	24,227,551	5,124

Effect of exchange rate	727,694	316,552

Net increase in cash	29,047,124	123,447

Cash and cash equivalents at beginning of year	9,190,870	6,586,800

Cash and cash equivalents at end of period	$38,237,994	$6,710,247

Supplemental disclosure of cash flow information
Interest paid	$1,157	$5,940
Taxes paid	$944,230	$-
Share-based compensation expense	$10,117	$10,117

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